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                 CREDIT SUISSE WARBURG PINCUS SMALL COMPANY FUND


                                 RULE 18f-3 PLAN


                  Rule 18f-3 (the "Rule") under the Investment Company Act of 1940, as amended (the "1940 Act"), requires that the Board of an investment company desiring to offer multiple classes pursuant to the Rule adopt a plan setting forth the separate arrangements and expense allocation of each class (a "Class"), and any related conversion features or exchange privileges. The differences in distribution arrangements and expenses among these classes of shares and the exchange features of each class are set forth below in this Plan, which is subject to change, to the extent permitted by law and by the governing documents of the Fund that adopts this Plan (the "Fund"), by action of the Board of Directors of the Fund.

                  The Board of Directors, including a majority of the non-interested Directors, of the Fund has determined that the following Plan is in the best interests of each class individually and the Fund as a whole:

                  1. CLASS DESIGNATION. Shares of the Fund may be divided into Class A shares, Class B shares and Class C shares.

                  2. DIFFERENCES IN SERVICES. Credit Suisse Asset Management Securities, Inc. ("CSAMSI") will provide administrative services with respect to the Class A shares, Class B shares and Class C shares of the Fund. CSAMSI or its affiliates will also provide, or enter into agreements with other parties to provide, administrative, accounting, shareholder servicing and/or distribution services to holders of Fund Shares. CSAMSI or its affiliates may compensate financial-services firms such as banks, brokers and financial advisers ("Institutions") that provide distribution services, shareholder services and/or administrative and accounting services to or on behalf of their clients or customers who beneficially own Fund shares.

                  3.       DIFFERENCES IN DISTRIBUTION ARRANGEMENTS.

                  CLASS A SHARES. Class A shares are offered subject to a front-end sales load of up to 5.75% of the offering price of the Fund; PROVIDED, HOWEVER, that such front-end sales charges may be waived in certain circumstances described in the Fund's prospectus and statement of additional information. The Fund's Class A Shares are subject to a Rule 12b-1 fee of .25 of 1% per year of the average daily net assets of the Class A shares of the Fund consisting of distribution payments and/or service fees of .25 of 1% per year of the average daily net assets of the Class A shares of the Fund. Specified minimum initial and subsequent purchase amounts are applicable to the Class A shares.

                  CLASS B SHARES. The Fund's Class B shares are offered subject to a contingent deferred sales charge of 4% if redeemed within 1 year after purchase, 3% if redeemed more than 1 year but less than 2 years after purchase, 2% if redeemed more than 2 years but less than 3 years after purchase, and 1% if redeemed more than 3 years but less than 4 years after purchase and 0% if redeemed more than 4 years after purchase; PROVIDED, HOWEVER, that such contingent deferred sales charge may be waived in certain circumstances described in the Fund's prospectus


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and statement of additional information. The Fund's Class B shares are subject to a Rule 12b-1 fee at an annual rate of 1.00% per year of the average daily net assets of the Class B shares of the Fund consisting of (i) an asset-based sales charge of .75 of 1% per year of the average daily net assets of the Class B shares of the Fund and (ii) a service fee of .25 of 1% per year of the average daily net assets of the Class B shares of the Fund. Specified minimum initial and subsequent purchase amounts are applicable to the Class B shares.

                  CLASS C SHARES. The Fund's Class C shares will be offered subject to a contingent deferred sales charge of 1% if redeemed within 1 year after purchase and 0% if redeemed more than 1 year after purchase; PROVIDED, HOWEVER, that such contingent deferred sales charge may be waived in certain circumstances described in the Fund's prospectus and Statement of Additional Information. The Fund's Class C shares will be subject to a Rule 12b-1 fee at an annual rate of 1.00% per year of the average daily net assets of the Class C shares of the Fund consisting of (i) an asset-based sales charge of .75 of 1% per year of the average daily net assets of the Class C shares of the Fund and
(ii) a service fee of .25 of 1% per year of the average daily net assets of the Class C shares of the Fund. Specified minimum initial and subsequent purchase amounts are applicable to the Class C shares.

                  GENERAL. Payments may be made to organizations, the customers or clients of which invest in the Fund's Class A shares, Class B shares or Class C shares, by CSAMSI, the Adviser or an affiliate of either from such entity's own resources, which may include a fee it receives from the Fund. In certain cases, a portion of such payments may be reimbursed by the Fund.

                  4. EXPENSE ALLOCATION. The following expenses shall be allocated, to the extent practicable, on a Class-by-Class basis: (a) fees under a Plan adopted pursuant to Rule 12b-1 under the 1940 Act; and (b) expenses incurred in connection with shareholders' meetings as a result of issues relating to a specific Class. All other expenses of a Fund shall be allocated among outstanding Classes based on relative net assets.

                  The distribution, administrative and shareholder servicing fees and other expenses listed above which are attributable to a particular Class are charged directly to the net assets of the particular Class and, thus, are borne on a pro rata basis by the outstanding shares of that Class; PROVIDED, HOWEVER, that any Fund making daily distributions of its net investment income may allocate these items to each share regardless of class or on the basis of relative net assets (settled shares), applied in each case consistently.

                  5. CONVERSION FEATURES. The Fund may be offered with a conversion feature providing that the shares of one class (the "Purchase Class") will be exchanged automatically for shares of another class (the "Target Class") after a specified period of time; PROVIDED THAT such conversion will be effected on the basis of relative net asset values of the two classes without the imposition of any sales load, fee or other charge and that the expenses of the Target Class, including payments authorized under a Rule 12b-1 plan, are not higher than the expenses of the Purchase Class, including payments authorized under a Rule 12b-1 plan; and, if the amount of expenses of the Target Class, including payments under a Rule 12b-1 plan, are increased materially without approval of the shareholders of the Purchase Class, the Fund will establish a


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new Target Class for the Purchase Class on the same terms as applied to the
Target Class before the increase.

                  The Fund may offer a conversion feature providing that shares of a class in which an investor is no longer eligible to participate may be converted to shares of a class in which such investor is eligible to participate; PROVIDED THAT such investor is given notice of the proposed conversion either at the time of purchase or subsequently and the conversion is effected on the basis of the relative net asset values of the two classes without the imposition of a sales load, fee or other charge.

                  Except for shares acquired through reinvestment of dividends, the Fund's Class B shares held for 8 years after purchase will be automatically converted into Class A shares of the Fund.

                  6. EXCHANGE PRIVILEGES. Shares of a Class shall be exchangeable only for (a) shares of the same Class of other investment companies that hold themselves out to investors as part of the Credit Suisse Warburg Pincus family of funds, subject to certain exceptions as set forth in the prospectus, statement of additional information or shareholder guide with respect to a particular class, and (b) shares of certain other investment companies or classes thereof specified from time to time.

                  7. ADDITIONAL INFORMATION. This Plan is qualified by and subject to the terms of the then current prospectus and statement of additional information of the Fund; PROVIDED, HOWEVER, that none of the terms set forth in any such materials shall be inconsistent with the terms of the Classes contained in this Plan. The prospectus and statement of additional information for each Class may contain additional information about that Class and the Fund's multiple class structure.



Dated:      July 30, 2001


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